FOR IMMEDIATE RELEASE                            EXHIBIT 99.1

SELECT COMFORT APPOINTS TWO NEW BOARD MEMBERS

MINNEAPOLIS - (March 15, 2016) - Today Select Comfort Corporation (NASDAQ: SCSS) announces the appointment of Vicki A. O’Meara, chief executive officer of Analytics Pros, Inc., and Barbara R. Matas, former managing director and chairman, Leveraged Finance, of Citigroup Global Markets, Inc., to its board of directors, effective April 25, 2016.

O’Meara is a highly accomplished, seasoned leader with a unique combination of operational and leadership experience in both the public and private sectors. With particularly deep supply chain experience, O’Meara is now at the helm of a burgeoning digital analytics company. “Vicki brings a wide range of relevant functional and global experience from her successful career,” said Shelly Ibach, Select Comfort’s president and chief executive officer.

Matas is a talented financial strategist with more than three decades of leadership and broad-based advisory experience to companies and boards. “I am excited to benefit from Barbara’s financial and strategic expertise in capital markets and risk management,” said Ibach. “We are thrilled to welcome Vicki and Barbara to Select Comfort’s board of directors and look forward to their contributions as we continue to differentiate Sleep Number as the innovation and technology leader in sleep.”

"We are continuously searching for outstanding individuals with proven track records to strengthen our board’s breadth of talent and depth of knowledge. We are looking forward to Vicki and Barbara joining our board,” said Jean-Michel Valette, Select Comfort’s chairman. “I am confident that they will each make important contributions to delivering superior shareholder returns.”

In addition to these appointments, the company announced that David Kollat will retire from the board when his current term expires at the 2016 Annual Meeting of Shareholders, after serving more than 20 years as a Select Comfort director. Kollat will serve in a non-voting advisory role to the board for an additional twelve months, as Director Emeritus. “David’s service has been exemplary and we are fortunate to benefit from his wisdom another year,” said Valette.

About Vicki O’Meara
Vicki O’Meara is currently chief executive officer of Analytics Pros, Inc., a digital analytics consultancy. Previously, O’Meara was president of Pitney Bowes Service Solutions and the global leader of Government Affairs. She also spent ten years at Ryder Systems, Inc. in a variety of positions, including head of Ryder’s U.S. Supply Chain Solutions business. Her career began as an attorney and Army Captain, and she has served in several senior federal government positions. O’Meara previously served as a director of two public companies: Health Management Associates, Inc. and Laidlaw, Inc. She earned a B.A. from Cornell in political science; a J.D. from Northwestern University School of Law; and an M.A. in environmental policy from George Washington University.

About Barbara Matas
Barbara Matas served as managing director and chairman, Leveraged Finance, Citigroup Global Markets, Inc. from 2013 to 2016, and co-head from 2006 to 2013. Matas joined Citicorp in 1985 and held various leadership positions in leveraged finance and high yield capital markets at Citicorp, Salomon Brothers and Citigroup until 2006. She began her career as an auditor at Touche Ross. Matas holds a B.S. in accounting and quantitative analysis from New York University and an M.B.A. in corporate finance from the University of Michigan.

About Select Comfort Corporation
Nearly 30 years ago, Sleep Number transformed the mattress industry with the idea that ‘one size does not fit all’ when it comes to sleep. Today, the company is the leader in sleep innovation and ranked “Highest in Customer Satisfaction with Mattresses” in 2015 by J.D. Power. As the pioneer in biometric sleep monitoring and adjustability, Sleep Number is proving the connection between quality sleep and health and wellbeing. Dedicated to individualizing sleep experiences, the company’s 3,300 employees are improving lives with innovative sleep solutions. To find better quality sleep visit one of our more than 490 U.S. Sleep Number® stores or SleepNumber.com.

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Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@selectcomfort.com
Media Contact: Susan Eich; (763) 551-6934; Susan.Eich@selectcomfort.com